Exhibit 99.1

Press Release

TNS, Inc. Announces Second Quarter 2008 Financial Results

• Second Quarter 2008 Results Achieve High End of Outlook -

• Q208 Adjusted Earnings per Share Grew 43% to $0.43 from $0.30 -

• Reaffirming 2008 Outlook for 9-11% Revenue Growth -

• Increasing Adjusted Earnings Growth Outlook to 21-28% -

• Narrowing Adjusted EPS Growth Range to 16-22% -

RESTON, Va. – August 4, 2008 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its second quarter 2008 results.

Henry H. Graham, Jr., CEO, commented, “TNS’ second quarter topped off a strong first half, with revenues and adjusted earnings achieving the high end of our outlook range.  Sales growth was driven by continued market share gains in our international POS and FSD businesses, new cable customer migration in TSD, and the completion of high bandwidth installations in domestic FSD.  In our POS division, we continue to focus on improving results, and we remain encouraged about our pipeline for this division.   To date, we see no significant signs of economy-related slowdown in our global customer activity.  For the second half, we are focusing on migrating the traffic of CO-OP Financial Services, increasing the number of broadband installations, and continuing to market our full product suite on a global basis.  In all, our continuing growth in sales, profitability, and cash flow positions TNS very well to achieve our 2008 objectives.”

Total revenue for the second quarter of 2008 increased 13.6% to $90.1 million from second quarter 2007 revenue of $79.4 million.  Gross margin in the second quarter of 2008 was 53.2%, an increase of 380 basis points from second quarter 2007 gross margin of 49.4%.

Second quarter 2008 GAAP net income was $1.0 million, or $0.04 per share, versus second quarter 2007 GAAP net income of $0.5 million, or $0.02 per share.  Included in the second quarter of 2007 is a pre-tax gain of approximately $0.6 million, or $0.02 per share, related to the sale of TNS’ investment in WAY Systems.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the second quarter of 2008 increased 29.5% to $22.4 million versus $17.3 million for the second quarter of 2007.

As previously reported, beginning in 2008 TNS has lowered the tax rate used in the calculation of adjusted earnings to 20% from the 38% rate used previously (see “Financial Measures” below).  This 20% rate approximates the Company’s expected cash tax rate following changes recently implemented to align the Company’s tax structure more closely with its business operations.

Adjusted earnings, reported on the 20% tax rate for both periods, grew 46.5% to $10.8 million, or $0.43 per share, for the second quarter of 2008 compared to adjusted earnings of $7.4 million, or $0.30 per share, for the second quarter of 2007.  Excluding the above mentioned second quarter 2007 gain, second quarter 2008 adjusted earnings grew 57.1%.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)  The table below discloses adjusted earnings and adjusted earnings per share calculated on both the 38% and the 20% tax rates, and excludes the second quarter 2007 gain.

 (In millions, except per share and share amounts)

	Second Quarter 2008	Second Quarter 2007
	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$90.1	$79.4	13.6%	$79.4	13.6%

Calculation of adjusted earnings

Pretax adjusted earnings	$13.5	$9.2	46.5%	$9.2	46.5%
Taxes	$2.7	$1.8	46.5%	$3.5	(22.9)%
After tax adjusted earnings	$10.8	$7.4	46.5%	$5.7	89.0%
Earnings per share	$0.43	$0.30	40.4%	$0.24	81.1%
Weighted average diluted shares outstanding	25,274,241	24,219,660	4.4%	24,219,660	4.4%

Financial Review:

Second Quarter 2008

•                  Second quarter 2008 total revenue increased 13.6% to $90.1 million from second quarter 2007 revenue of $79.4 million. Included in revenue are the following components:

•                  Revenue from the International Services Division increased 31.6% to $42.6 million from second quarter 2007 revenue of $32.4 million.  On a constant dollar basis, second quarter 2008 revenues would have increased 24.7% to $40.4 million.  Excluding the benefit of foreign exchange, ISD revenue increased primarily through higher transaction volumes and increased broadband connections from POS customers, incremental revenue from our acquisition of Dialect in June 2007, and additional connections from financial services customers.  Included in ISD revenue is $1.1 million of revenue related to software development services provided to a card-not-present customer during the second quarter of 2008.

•                  Revenue from the Financial Services Division increased 14.5% to $11.6 million from second quarter 2007 revenue of $10.1 million as a result of continued growth in the number of customer connections and endpoints as well as increases in the average revenue per endpoint from higher bandwidth installations.

•                  Revenue from the Telecommunication Services Division increased 4.4% to $16.8 million from second quarter 2007 revenue of $16.1 million due to additional cable customer traffic which more than offset the effect of pricing compression from traditional wireline customers and a customer moving a portion of its traffic off TNS’ network.

•                  Revenue from the POS Division decreased 7.8% to $19.1 million on 1.41 billion transactions from $20.8 million in second quarter 2007 on 1.51 billion transactions.  The decrease in POS division revenue was primarily attributable to a customer moving a portion of its dial-up volume off the Company’s network in the fourth quarter of 2007 in connection with this customer’s vendor diversification policy, as previously disclosed.  This was partially offset by revenue generated from managed broadband products.

•                  Second quarter 2008 gross margin increased 380 basis points to 53.2% from 49.4% in the second quarter of 2007.  Excluding the aforementioned $1.1 million of software development revenue in ISD, second quarter 2008 gross margin was 52.6%.  The improvement in gross margin was primarily a result of increased contributions from ISD and FSD, the Company’s highest gross margin divisions as well as improvement in the POS division’s margins through negotiated price reductions in telecommunications services.

First Six Months 2008 Results

•                  Total revenue for the first six months of 2008 increased 14.6% to $174.3 million from $152.0 million in the first six months of 2007.

•                  Gross margin in the first half of 2008 of 52.4% increased approximately 440 basis points from first half 2007 gross margin of 48.0%.  First half 2008 gross margin improved through increased contributions from higher margin ISD and FSD and to a lesser extent from POS margin improvements resulting from controlling supplier costs.

•                  GAAP net income for the first six months of 2008 was $2.6 million, or $0.11 per share, versus first half 2007 GAAP net loss of $2.7 million, or $0.11 per share.  Included in operating expenses for the first six months of 2007 is a pre-tax charge to earnings of approximately $0.9 million for severance and a gain on the sale of the Company’s investment in WAY Systems of $0.6 million.  Excluding these items, net loss for the first six months of 2007 was $2.5 million, or $0.10 per share.

•                  EBITDA before stock compensation expense for the first six months of 2008 increased 37.5% to $42.1 million from first half 2007 EBITDA before stock compensation expense of $30.6 million.  Included in selling, general and administrative expenses for the first six months of 2008 was a $0.9 million pre-tax benefit associated with the settlement of a state sales tax liability.  Excluding this benefit and the above-mentioned first half 2007 pre-tax severance charges, EBITDA before stock compensation expense increased 36.3% to $41.3 million versus $31.6 million for the first half of 2007.

•                  Adjusted earnings for the first six months of 2008 increased 59.1% to $19.1 million, or $0.76 per share, from $12.0 million, or $0.50 per share for the first half of 2007.  Excluding the items mentioned above, adjusted earnings for the first half of 2008 was $18.4 million, or $0.74 per share, versus $12.3 million, or $0.51 per share, in the first half of 2007.

Outlook:

For the Full Year 2008, TNS has increased its adjusted earnings growth outlook and narrowed its outlook for adjusted earnings per share to the upper end of the prior expectations range:

(In millions, except per share amounts)

	Full Year 2008	Full Year 2007
	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$355 - $363	$325.6	9% - 11%	$325.6	9% - 11%

Calculation of adjusted earnings
Pretax adjusted earnings	$49.3 - $51.9	$40.6	21% - 28%	$40.6	21% - 28%

Taxes	$9.9 - $10.4	$8.1	21% - 28%	$15.4	(36%-33%	)
After tax adjusted earnings	$39.4 - $41.5	$32.5	21% - 28%	$25.2	57% - 65%
Earnings per share	$1.55 - $1.63	$1.33	16% - 22%	$1.04	50% - 57%

For the Third Quarter of 2008, TNS anticipates:

(In millions, except per share amounts)

	Third Quarter 2008	Third Quarter 2007
	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$89 - $91	$84.5	5% - 8%	$84.5	5% - 8%

Calculation of adjusted earnings
Pretax adjusted earnings	$12.8 - $14.0	$11.6	10% - 20%	$11.6	10% - 20%

Taxes	$2.6 - $2.8	$2.3	10% - 20%	$4.0	(60% -63%	)
After tax adjusted earnings	$10.2 - $11.2	$9.3	10% - 20%	$7.2	42% - 56%
Earnings per share	$0.40 - $0.44	$0.38	5% - 15%	$0.30	38% - 52%

Please note that both the Full Year 2008 Outlook and the 2007 Full Year and Third Quarter results exclude the non-recurring items previously disclosed.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “Second quarter results were strong, with continued revenue momentum and margin expansion generating $14 million in cash flow from operations.  Through July, we have prepaid $20 million of long-term debt.  Our 2008 outlook calls for an increase in our outlook range for adjusted earnings growth to 21% - 28% from 14%-24% and assumes a 5% higher share count than included in the previous outlook.  Our third quarter outlook calls for 10%-20% adjusted earnings growth.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. The company believes that these measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors regarding the company’s performance and overall operating results exclusive of selected significant non-cash items, as described below.  These metrics are frequently requested by investors and are also an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax effected at a 20% rate (2007: 38%).  A reconciliation to comparable GAAP measures is provided in the accompanying schedule. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss second quarter 2008 results today, August 4, 2008, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617.614.4911, passcode #89409789.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.  For those who cannot listen to the live broadcast, a replay of the call will be available from August 4, 2008 at 7:00 p.m. Eastern Time through August 11, 2008, and can be accessed by dialing 617-801-6888, passcode #97301993.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control; the company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 17, 2008.  In addition, the statements in this press release are made as of August 4, 2008.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to August 4, 2008.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Revenues	$90,148	$79,361	$174,273	$152,022
Operating expenses:
Cost of network services	42,225	40,174	82,932	79,046
Engineering and development	7,669	6,641	14,868	13,003
Selling, general, and administrative	20,955	17,581	40,400	34,755
Depreciation and amortization of property and equipment	6,094	5,433	12,061	11,237
Amortization of intangible assets	6,359	5,972	12,457	12,083
Total operating expenses(1), (2)	83,302	75,801	162,718	150,124

Income from operations	6,846	3,560	11,555	1,898
Interest expense	(2,631)	(4,221)	(6,340)	(8,189)
Other (expense) income and interest income	(142)	920	106	1,810
Income (loss) before income taxes, and equity in net loss of unconsolidated affiliates	4,073	259	5,321	(4,481)
Income tax (provision) benefit	(2,977)	(285)	(2,625)	1,292
Equity in net (loss) income of unconsolidated affiliates(3)	(70)	563	(70)	499
Net income (loss)	$1,026	$537	$2,626	$(2,690)
Basic and diluted earnings per share:
Basic and diluted net income (loss) per common share	$0.04	$0.02	$0.11	$(0.11)
Basic weighted average common shares outstanding	24,699,262	24,208,755	24,504,459	24,172,212
Diluted weighted average common shares outstanding	25,274,241	24,219,660	25,002,074	24,172,212

FOOTNOTES:

(1)          Included in operating expenses for the first half of 2007 is a pre-tax charge to earnings of approximately $0.9 million related to severance. First half 2007 net loss excluding the $0.9 million pre-tax charge was $2.1 million, or $0.09 per share.

(2)          Included in operating expenses for the first half of 2008 is a pretax benefit related to the settlement of a state sales tax liability of $0.9 million. First half 2008 net income excluding the $0.9 million settlement was approximately $2.0 million, or $0.08 per share.

(3)          Included in equity in net (loss) income of unconsolidated affiliates for the second quarter of 2007 is a pre-tax gain of $0.6 million, or $0.02 per share, on the sale of the Company’s WAY Systems investment.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$22,494	$17,805
Accounts receivable, net	80,946	75,112
Other current assets	15,966	15,517
Total current assets	119,406	108,434

Property and equipment, net	57,741	55,376
Goodwill and identifiable intangible assets, net	184,079	193,843
Other assets	28,910	25,445
Total assets	$390,136	$383,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$63,096	$57,069
Deferred revenue	23,196	18,521
Total current liabilities	86,292	75,590

Long-term debt, net of current portion	187,500	205,500
Other liabilities	5,195	9,736
Total liabilities	278,987	290,826

Total stockholders’ equity	111,149	92,272
Total liabilities and stockholders’ equity	$390,136	$383,098

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Net income (loss)	$1,026	$537	$2,626	$(2,690)
Non-cash items	14,473	14,791	27,815	31,087
Working capital changes	(1,364)	4,038	(638)	(610)
Net cash provided by operating activities:	14,135	19,366	29,803	27,787
Purchases of property and equipment, net	(7,055)	(5,407)	(13,718)	(8,139)
Cash paid for business acquisitions, net of cash acquired	—	(4,166)	—	(4,166)
Net cash used in investing activities:	(7,055)	(9,573)	(13,718)	(12,305)
Proceeds from issuance of long-term debt, net	—	—	—	221,949
Proceeds from tax benefits for share-based payments	(200)	—	—	—
Repayment of long-term debt	(14,000)	(9,000)	(18,000)	(132,313)
Payment of long-term debt financing costs	—	—	(75)	—
Proceeds from stock option exercise	8,359	—	8,946	31
Restricted cash	—	102,267	—	—
Payment of Special Cash Dividend - $4 per common share	—	(98,293)	—	(98,293)
Purchase of treasury stock	(328)	(8)	(1,561)	(698)
Net cash (used in) provided by financing activities:	(6,169)	(5,034)	(10,690)	(9,324)
Effect of exchange rates on cash and cash equivalents	(1,273)	(570)	(706)	(559)
Net increase (decrease) in cash and cash equivalents	(362)	4,189	4,689	5,599
Cash and cash equivalents, beginning of period	22,856	18,732	17,805	17,322
Cash and cash equivalents, end of period	$22,494	$22,921	$22,494	$22,921

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
EBITDA before stock compensation expense:
Income from operations (GAAP)	$6,846	$3,560	$11,555	$1,898
Add back the following items:
Depreciation and amortization of property and equipment	6,094	5,433	12,061	11,237
Amortization of intangible assets	6,359	5,972	12,457	12,083
Stock compensation expense(6)	3,085	2,323	6,050	5,423
EBITDA before stock compensation expense (1),(2)	$22,384	$17,288	$42,123	$30,641

Adjusted Earnings:
Income (loss) before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$4,073	$259	$5,321	$(4,481)
Add back the following items: Equity in net (loss) income of unconsolidated affiliates	(70)	563	(70)	499
Amortization of intangible assets	6,359	5,972	12,457	12,083
Other debt related costs	59	102	103	1,471
Stock compensation expense(6)	3,085	2,323	6,050	5,423
Adjusted earnings before income taxes	13,506	9,219	23,861	14,995
Income tax provision at 20% (2007: 38%)	(2,701)	(3,503)	(4,772)	(5,698)
Adjusted earnings (3),(4),(5),(6),(7)	$10,805	$5,716	$19,089	$9,297

Weighted average common shares – diluted	25,274,241	24,219,660	25,002,074	24,202,914
Adjusted earnings per common share – diluted	$0.43	$0.24	$0.76	$0.38

FOOTNOTES:

(1)         Excluding the $0.9 million pretax credit from the settlement of the state sales tax liability, EBITDA before stock compensation expense for the first half of 2008 was $41.3 million.

(2)         Excluding the $0.9 million pre-tax severance charge, EBITDA before stock compensation expense for the first half of 2007 was $31.6 million.

(3)         Excluding the $0.9 million pretax credit, adjusted earnings for the first half of 2008 were $18.4 million, or $0.74 per share.

(4)         Excluding the $0.6 million pre-tax gain on the sale of the WAY Systems investment, adjusted earnings for the second quarter of 2007 were $5.3 million or $0.22 per share.

(5)         Excluding the $0.6 million pre-tax gain and $0.9 million pre-tax charge, adjusted earnings for the first half were $9.5 million or $0.39 per share.

(6)         For the first half of 2007 this amount includes approximately $1.5 million related to the modification of outstanding restricted stock units to allow for the right to receive a dividend equivalent payment.

(7)         Adjusted earnings per share for the first half of 2007, based on the 20% new tax rate were $0.50 per share and excluding the severance charge and gain on the sale of the WAY Systems investment was $0.51 per share.

# # #